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               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
               EXHIBIT 11 - COMPUTATION OF NET INCOME PER COMMON
                          AND COMMON EQUIVALENT SHARE
                     (In Thousands, Except Per Share Data)


                                                        Three Months Ended           Six Months Ended
                                                             June 30,                    June 30,
                                                      ---------------------       ---------------------
                                                        1995          1994          1995          1994
                                                      -------       -------       -------       -------
Net income:                                           $   880       $ 8,707       $ 8,151       $15,561
                                                      =======       =======       =======       =======

Shares:
   Basic shares - weighted average of
      common shares outstanding                        88,327        64,819        88,254        64,698
   Additional shares assuming
      conversion of stock options and warrants          1,687         1,857         1,558         1,721
                                                      -------       -------       -------       -------
   Primary shares                                      90,014        66,676        89,812        66,419
   Additional shares, when dilutive, assuming
      full dilution of stock options and warrants           -             -             -             -
                                                      -------       -------       -------       -------
   Fully-diluted shares                                90,014        66,676        89,812        66,419
                                                      =======       =======       =======       =======

Primary and fully-diluted net income
   per common and common equivalent share             $  0.01       $  0.13       $  0.09       $  0.24
                                                      =======       =======       =======       =======


Note 1: This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because the calculation of primary and fully-diluted net income per common and common equivalent share results in a dilution of less than 3%.



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